Exhibit 99.1

Liberty Global Reports Full Year and Fourth Quarter 2018 Results
Announced the sale of UPC Switzerland for a total enterprise value of CHF 6.3 billion[1] ($6.3 billion2)
Vodafone transaction remains on track for mid-2019 completion
FY 2018 continuing operations operating income up 10% to $839 million; rebased OCF growth of 3.5% and 4.3% for Full Company[3]
Achieved all continuing operations full-year 2018 guidance
Full company[3] FCF target achieved
Repurchased $2 billion of stock in 2018
Denver, Colorado: February 27, 2019
Liberty Global plc today announced its three months ("Q4") and full year ("FY") 2018 financial results. Our operations in Germany, Hungary, Romania and the Czech Republic, along with our DTH operations and our former operations in Austria (collectively, the "Discontinued European Operations") and the former LiLAC Group have been accounted for as discontinued operations. Unless otherwise indicated, the information in this release relates only to our continuing operations. As used in this release, the term "Full Company" includes our continuing operations and the Discontinued European Operations. For additional information, including the reasons that we present selected information on a Full Company basis, see note 3. In addition, on January 1, 2018, we adopted new revenue recognition rules on a prospective basis and a new presentation of certain components of our pension expense on a retrospective basis. All information in this release is presented on a comparable basis with respect to both of these accounting changes. For additional information concerning our discontinued operations and these accounting changes, see notes 4 and 5.
CEO Mike Fries stated, "The past fourteen months have been transformational for Liberty Global. After two decades of buying, building and growing world-class cable operations in Europe, we have announced or completed transactions in six of our twelve markets at premium valuations. Together these deals represent an aggregate enterprise value of $31 billion and net cash proceeds to the company, when completed, of $16 billion[6]. It has long been our ambition to create or enable national champions, and we couldn’t be more proud of these fixed-mobile combinations, which will challenge incumbents, accelerate innovation and benefit customers for years to come.

	Continuing Operations 2018
	Full Year	Q4
	Net Adds 30K	(33K)
	Revenue Growth[7] 2.2%	1.2%
	OCF Growth[7] 3.5%	2.9%

	Discontinued Operations 2018
	Full Year	Q4
	Net Adds 366K	104K
	Revenue Growth[7] 5.4%	3.8%
	OCF Growth[7] 6.1%	4.8%

	Full Company[3] 2018
	Full Year	Q4
	OCF Growth[7] 4.3%	3.4%
	Adj. FCF (As reported) $1.4 bn	$1.4 bn
	Adj. FCF (Guidance FX)[8] $1.6 bn

	NASDAQ: LBTYA | LBTYB | LBTYK

                                                               "After these transactions, in addition to a significant cash balance, a $2 billion[9] strategic investment portfolio and over $2 billion in net tax assets, we will continue to be the largest cable operator in the U.K., Ireland, Belgium, Poland and Slovakia. Together our operations serve 23 million RGUs and generate $11 billion of annual revenue. We also serve another 10 million RGUs and generate over $4 billion of annual revenue in The Netherlands through our 50/50 JV with Vodafone. Each of these businesses is entering a new period of reduced capital intensity and meaningful operating free cash flow ("OFCF") growth.

Also, in connection with the changing scope of our business, we initiated a broader reorganization plan in January, which will result in a leaner operating structure. As we move through the year, we will have further updates on this initiative.

We will be hosting an earnings call this afternoon at 5:00 p.m. EST to discuss our 2018 results, the just announced UPC Switzerland transaction and our 2019 financial guidance. We hope you can join us."

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +1 303 784 4528

Corporate Communications

Molly Bruce +1 303 220 4202

Matt Beake +44 20 8483 6428

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

* The figures included in this paragraph include both the continuing and discontinued operations that we owned on December 31, 2018

Full Year and Q4 Highlights (on a continuing operations basis unless otherwise noted)
•FY and Q4 rebased revenue up 2.2% and 1.2%, respectively
◦Q4 residential cable revenue10 decreased 0.5% year-over-year to $1.9 billion
◦Q4 residential mobile revenue10 decreased 4.0% year-over-year to $413 million
◦Q4 B2B11 revenue10 increased 7.2% year-over-year to $501 million
•FY operating income increased 10.3% year-over-year to $839.1 million
◦Q4 operating income increased 73.2% year-over-year to $252.2 million
•FY rebased OCF growth was 3.5% to $5.2 billion, including 2.9% growth in Q4
◦FY results supported by strong performances in Belgium and Virgin Media
•Built 194,000 new premises in Q4
◦Virgin Media delivered 144,000 new premises in the U.K. & Ireland
•Repurchased $2 billion of stock in 2018
•Solid balance sheet with $4.0 billion of liquidity12
•Net leverage13 of 4.8x for the Full Company
•Fully-swapped borrowing cost of 4.3%

Liberty Global (continuing operations unless otherwise noted)	Q4 2018	YoY Growth(i)	FY 2018	YoY Growth(i)

Subscribers
Organic RGU Net Additions (Losses)	(32,500)		30,000

Financial (in USD millions)
Revenue
Continuing operations	$2,949.1	1.2%	$11,957.9	2.2%
OCF:
Continuing operations	$1,301.6	2.9%	$5,151.5	3.5%
Full Company(ii)		3.4%		4.3%
Operating income	$252.2	73.2%	$839.1	10.3%

Adjusted FCF:
Continuing operations	$1,077.9		$107.8
Pro forma continuing operations(iii)	$1,121.8		$388.7
Full Company	$1,412.9		$1,397.2
Cash provided by operating activities	$1,277.5		$3,985.0
Cash provided (used) by investing activities	$(193.8)		$601.5
Cash used by financing activities	$(871.0)		$(6,286.6)

(i)	Revenue and OCF YoY growth rates are on a rebased basis

(ii)	Full Company rebased OCF growth in the Q4 and FY periods includes the net positive impacts of certain German channel carriage settlements of $10.5 million and $47.4 million, respectively

(iii)
Pro forma Adjusted FCF gives pro forma effect to certain increases in our recurring cash flows that we have or expect to realize following the disposition of the Discontinued European Operations. For additional details, see the information and reconciliation included within the Glossary

Subscriber Growth

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017

Organic RGU net additions (losses) by product
Video	(74,900)	(31,600)	(160,400)	(50,100)
Data	24,800	42,700	98,100	243,800
Voice	17,600	(7,400)	92,300	66,300
Total	(32,500)	3,700	30,000	260,000

Organic RGU net additions (losses) by market
U.K./Ireland	23,500	7,700	285,900	336,200
Belgium	(54,400)	(11,800)	(154,200)	(53,700)
Switzerland	(48,600)	(22,500)	(187,600)	(40,800)
Continuing CEE (Poland and Slovakia)	47,000	30,300	85,900	18,300
Total	(32,500)	3,700	30,000	260,000

Organic Mobile SIM additions (losses) by product
Postpaid	68,200	116,500	316,900	357,200
Prepaid	(40,500)	(23,400)	(163,400)	(216,900)
Total	27,700	93,100	153,500	140,300

Organic Mobile SIM additions by market
U.K./Ireland	17,400	32,800	68,300	12,500
Belgium	1,900	50,800	54,500	94,600
Other	8,400	9,500	30,700	33,200
Total	27,700	93,100	153,500	140,300

•
Cable Product Performance: During Q4 we lost 33,000 RGUs, as compared to a gain of 4,000 RGUs in the prior-year period, as an improved performance in our CEE operations and at Virgin Media was more than offset by weakness in Belgium and Switzerland. From a product perspective, video and data adds showed a year-over-year decrease, while telephony net adds increased year-over-year

•	U.K./Ireland: Q4 RGU additions of 23,500 were 3x higher than the prior-year period, driven by success in our Project Lightning footprint

•	Belgium: RGU attrition of 54,000 in Q4 was primarily due to intensified competition

•	Switzerland: Lost 49,000 RGUs in Q4, compared to a loss of 22,500 in Q4 2017, primarily due to heightened competition

•	Continuing CEE (Poland and Slovakia): Gained 47,000 RGUs in Q4, as compared to 30,000 added in the prior-year period, mainly driven by stronger video, broadband and voice adds in Poland

•	Mobile: Added 28,000 mobile subscribers in Q4, as 68,000 postpaid additions were partially offset by continued attrition in our low-ARPU prepaid base

◦	U.K./Ireland added 17,000 mobile subscribers in Q4 as postpaid growth was partially offset by low-ARPU prepaid losses. The penetration of 4G at Virgin Media increased to 79% of our postpaid base at the end of Q4, and 56% of our mobile base has now migrated to our full MVNO platform in the U.K. allowing us to offer more converged bundles

◦	Belgium added 2,000 mobile subscribers during Q4

◦	Switzerland added 8,500 mobile subscribers in Q4, driven by bundling success

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2018	2017[5]	%	Rebased %	2018	2017[5]	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$1,694.3	$1,709.6	(0.9)	2.4	$6,875.1	$6,385.8	7.7	3.9
Belgium	733.3	758.1	(3.3)	(0.7)	2,993.6	2,861.6	4.6	(1.1)
Switzerland	325.6	345.5	(5.8)	(5.1)	1,326.0	1,366.2	(2.9)	(3.7)
Continuing CEE	119.1	125.4	(5.0)	(0.5)	492.2	466.5	5.5	1.0
Central and Corporate	76.8	51.6	48.8	22.1	274.2	189.4	44.8	28.8
Intersegment eliminations	—	(6.3)	N.M.	N.M.	(3.2)	(14.6)	N.M.	N.M.
Total continuing operations	$2,949.1	$2,983.9	(1.2)	1.2	$11,957.9	$11,254.9	6.2	2.2

Discontinued European Operations(i):
Germany	$704.8	$702.0	0.4	3.6	$2,930.9	$2,645.7	10.8	5.9
Austria	—	104.3	(100.0)	—	253.7	396.2	(36.0)	3.4
Discontinued CEE	191.0	192.2	(0.6)	4.3	774.6	716.7	8.1	4.3
Intersegment eliminations	(1.1)	(0.9)	N.M.	N.M.	(5.4)	(3.4)	N.M.	N.M.
Total discontinued European operations	$894.7	$997.6	(10.3)	3.8	$3,953.8	$3,755.2	5.3	5.4

N.M. - Not Meaningful
(i) For information concerning our discontinued operations, see note 4.

•	Reported revenue for the three months and full year ended December 31, 2018, decreased 1.2% and increased 6.2% year-over-year, respectively

◦
The full-year results were primarily driven by the impact of (i) positive foreign exchange ("FX") movements, mainly related to the strengthening of the British Pound and Euro against the U.S. dollar, and (ii) organic revenue growth

•	Rebased revenue grew 1.2% and 2.2% in the Q4 and full-year 2018 periods, respectively. The result in the full-year period included:

◦	A $6.4 million headwind from the release of unclaimed customer credits in Switzerland in H1 2017

◦	A $5.6 million headwind from the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in H1 2017

◦	The unfavorable $3.9 million impact due to the reversal during the first quarter of 2018 of revenue in Switzerland that was recognized during prior-year periods

◦	The favorable impact of $3.8 million of mobile subscription revenue recognized in the U.K. during the third quarter of 2018 related to the expected recovery of certain prior-period VAT payments
Q4 2018 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue growth of 2.4% in Q4 reflects (i) 3.0% rebased growth in our residential cable business supported by subscriber growth and accelerating cable ARPU, (ii) 1.3% rebased decline in residential mobile revenue (including interconnect and mobile handset revenue), reflecting a lower volume of mobile handset sales and a reduction in subscription revenue due to lower out-of-bundle usage and regulatory changes such as roam-like-home, and (iii) 3.1% rebased revenue growth in our B2B business, driven by continued growth in our SOHO base

•
Belgium: Rebased revenue decline of 0.7% in Q4 was mainly driven by the net effect of (i) higher B2B growth, (ii) lower mobile revenue and (iii) lower cable subscription revenue due to lower video subscribers

•
Switzerland: Rebased revenue declined 5.1% in Q4, primarily due to the net effect of (i) lower residential cable subscription revenue, which was driven primarily by competitive pressures, (ii) an increase in B2B revenue and (iii) higher mobile revenue

•	Continuing CEE (Poland and Slovakia): Rebased revenue declined 0.5% in Q4, due to the net effect of a decrease in residential cable subscription revenue and growth in our B2B business

•	Central and Corporate: Rebased revenue increased 22.1% in Q4 due largely to the low-margin sale of customer premises equipment to the VodafoneZiggo JV, which began in the second quarter of 2018
Operating Income

•
Operating income of $252.2 million and $145.6 million in Q4 2018 and Q4 2017, respectively, representing an increase of 73.2% year-over-year. For the year ended December 31, 2018, our operating income of $839.1 million reflects an increase of 10.3% as compared to $760.5 million in YTD 2017

•
The increase in operating income in the Q4 period resulted from the net effect of (i) a decrease in depreciation and amortization expense, (ii) an increase in impairment, restructuring and other operating items, net, (iii) an increase in share-based compensation expense and (iv) higher OCF, as further described below

•
The increase in operating income in the YTD period resulted from the net effect of (i) higher OCF, as further described below, (ii) an increase in impairment, restructuring and other operating items, net, (iii) an increase in depreciation and amortization expense and (iv) an increase in share-based compensation expense

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
OCF	2018	2017[5]	%	Rebased %	2018	2017[5]	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$788.9	$805.8	(2.1)	1.2	$3,057.2	$2,857.9	7.0	3.5
Belgium	355.3	327.0	8.7	12.1	1,480.0	1,296.6	14.1	7.9
Switzerland	182.2	199.5	(8.7)	(8.0)	748.7	829.7	(9.8)	(10.4)
Continuing CEE	63.9	64.9	(1.5)	3.2	249.1	234.3	6.3	2.0
Central and Corporate	(88.4)	(108.3)	18.4	7.5	(371.7)	(415.8)	10.6	11.5
Intersegment eliminations	(0.3)	0.6	N.M.	N.M.	(11.8)	(9.5)	N.M.	N.M.
Total continuing operations	$1,301.6	$1,289.5	0.9	2.9	$5,151.5	$4,793.2	7.5	3.5

OCF margin - continuing operations	44.1%	43.2%			43.1%	42.6%

Discontinued European Operations(i):
Germany	$469.6	$457.3	2.7	6.0	$1,888.5	$1,689.1	11.8	7.1
Austria	—	58.7	(100.0)	—	137.3	218.4	(37.1)	3.0
Discontinued CEE	80.0	80.1	(0.1)	5.1	306.1	282.5	8.4	4.8
Intersegment eliminations	4.5	12.0	N.M.	N.M.	30.9	41.2	N.M.	N.M.
Total discontinued European operations	$554.1	$608.1	(8.9)	4.8	$2,362.8	$2,231.2	5.9	6.1

Full Company				3.4				4.3
N.M. - Not Meaningful

(i)	For information concerning our discontinued operations, see note 4.

•	Reported OCF for the three months and full year ended December 31, 2018 increased 0.9% and 7.5% year-over-year, respectively

◦	The YTD result was primarily driven by (i) the aforementioned positive impact of FX movements and (ii) organic growth

•	Rebased OCF growth of 2.9% in Q4 and 3.5% in YTD 2018 included:

◦	For the YTD period, the net unfavorable impact on our revenue of certain items, as discussed in the "Revenue Highlights" section above

◦
Higher costs of $34.3 million in U.K./Ireland in the YTD period resulting from the net impact of credits recorded during the second quarter of 2017 ($28.8 million), the fourth quarter of 2017 ($10.5 million) and the second quarter of 2018 ($5.0 million) in connection with a telecommunications operator's agreement to compensate Virgin Media and other communications providers for certain prior-period contractual breaches related to network charges

◦
A favorable impact of $29.1 million in the YTD period due to the expected settlement of a portion of our 2018 annual incentive compensation with Liberty Global ordinary shares through a shareholding incentive program that was implemented in the fourth quarter of 2017

◦
Unfavorable network tax increases of $4.8 million and $22.5 million, respectively, following an increase in the rateable value of our existing U.K. networks, which is being phased in over a six-year period ending in 2022

◦
Unfavorable increases in costs in the U.K. of $2.7 million and $9.1 million, respectively, due to accruals in the second and fourth quarters of 2018 related to a fine imposed by OfCom for certain contractual breaches. This was settled in the fourth quarter of 2018 and we are currently appealing this fine

•	As compared to the prior-year periods, our Q4 and YTD 2018 OCF margins were up 90 and 50 basis points, respectively, to 44.1% and 43.1%
Q4 2018 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF growth of 1.2% was attributable to the aforementioned credits recorded in Q4 2017 related to prior-period contractual breaches related to network charges, combined with increased programming costs and higher network taxes, which partially offset revenue growth and lower marketing costs

•	Belgium: Rebased OCF growth of 12.1%, largely driven by lower direct costs as a result of the migration of subscribers to our own mobile network

•	Switzerland: Rebased OCF decline of 8.0% in Q4, largely due to the aforementioned residential cable subscription revenue decline

•	Continuing CEE (Poland and Slovakia): Rebased OCF growth of 3.2% driven by the net effect of a decrease in programming and labor costs and the aforementioned revenue trend
Net Earnings (Loss) Attributable to Liberty Global Shareholders

•
Net earnings (loss) attributable to Liberty Global shareholders was $25.1 million and ($992.0 million) for the three months ended December 31, 2018 and 2017, respectively, and $725.3 million and ($2,778.1 million) during the years ended December 31, 2018 and 2017, respectively

Leverage and Liquidity

•	Total principal amount of debt and capital leases: $29.9 billion for continuing operations

•	Leverage ratios[13]: At December 31, 2018, our adjusted gross and net leverage ratios for the Full Company were 5.0x and 4.8x, respectively.

•	Average debt tenor[14]: Approximately 7 years, with ~76% not due until 2024 or thereafter for continuing operations

•	Borrowing costs: Blended fully-swapped borrowing cost of our debt was 4.3% for continuing operations

•
Liquidity[12]: $4.0 billion for our continuing operations, including (i) $1.5 billion of cash at December 31, 2018 and (ii) aggregate unused borrowing capacity[15] under our credit facilities of $2.5 billion

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our OCF growth, our Adjusted FCF, our OFCF growth, and our reduced capital intensity; expectations with respect to our operating structure reorganization plan; the anticipated closings and impacts of each of the Vodafone, DTH and Switzerland transactions; the estimated cash proceeds from pending disposals to Vodafone, Sunrise and M7, expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2017 to (i) include the pre-acquisition revenue and OCF of entities acquired during 2018 and 2017 in our rebased amounts for the three months and year ended December 31, 2017 to the same extent that the revenue and OCF of these entities are included in our results for the three months and year ended December 31, 2018, (ii) exclude the revenue and OCF of UPC Austria to the same extent that the revenue and OCF of UPC Austria is excluded from our results for the three months and year ended December 31, 2018, and to exclude the revenue and OCF of entities disposed of during 2017, (iii) include revenue for the temporary elements of transition and other services provided to the VodafoneZiggo JV, Deutsche Telekom (the buyer of UPC Austria) and Liberty Latin America, to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2018, (iv) reflect the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) as if such adoption had occurred on January 1, 2017 and (v) reflect the translation of our rebased amounts for the three months and year ended December 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December, 2018. We have reflected the revenue and OCF of these acquired entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates:

	Revenue		OCF
	Three months ended December 31,	Year ended December 31,	Three months ended December 31,	Year ended December 31,
	2017	2017	2017	2017
	in millions
Continuing operations:
Acquisitions	$18.6	$75.8	$2.9	$25.2
Revenue Recognition (ASU 2014-09)	(3.9)	(21.5)	(7.6)	(31.9)
Dispositions(i)	(0.3)	(21.1)	8.0	(1.2)
Foreign Currency	(89.2)	396.5	(35.0)	159.5
Total increase (decrease)	$(74.8)	$429.7	$(31.7)	$151.6

Discontinued European Operations:
Revenue Recognition (ASU 2014-09)	$(2.3)	$(17.3)	$(2.2)	$(12.0)
Dispositions	(101.0)	(169.0)	(56.8)	(94.4)
Foreign Currency	(35.2)	163.2	(22.9)	91.2
Total decrease	$(138.5)	$(23.1)	$(81.9)	$(15.2)

Full Company:
Acquisitions	$18.6	$75.8	$2.9	$25.2
Revenue Recognition (ASU 2014-09)	(6.2)	(38.8)	(9.8)	(43.9)
Dispositions(i)	(101.3)	(190.1)	(48.8)	(95.6)
Foreign Currency	(124.4)	559.7	(57.9)	250.7
Total increase (decrease)	$(213.3)	$406.6	$(113.6)	$136.4

(i)
Includes rebase adjustments related to agreements to provide transitional and other services to the VodafoneZiggo JV, Liberty Latin America and UPC Austria. These adjustments result in an equal amount of fees in both the 2018 and 2017 periods for those services that are deemed to be temporary in nature. The net amount of these adjustments resulted in increases in revenue and OCF of $8.4 million and $9.1 million, respectively, for the three months ended December 31, 2017 and $8.0 million and $6.9 million, respectively, for the full year ended December 31, 2017.

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our continuing operations debt, capital lease obligations and cash and cash equivalents at December 31, 2018:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt(ii), (iii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,553.2	$47.1	$1,600.3	$1,344.0
Virgin Media(iv)	15,809.4	69.1	15,878.5	21.2
UPC Holding	5,988.5	29.9	6,018.4	14.8
Telenet	5,964.2	475.2	6,439.4	100.5
Total	$29,315.3	$621.3	$29,936.6	$1,480.5
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)
Debt amounts for UPC Holding include those amounts that are not a direct obligation of the entities to be disposed within the UPC Holding borrowing group. Certain of these obligations have been or are expected to be repaid with portions of the proceeds from the disposition of UPC Austria and the Vodafone Disposal Group.

(iv)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions for the indicated periods and reconcile those additions to the capital expenditures that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended December 31,
	2018	2017	2018	2017	2018	2017
	Continuing operations		Discontinued European Operations		Full Company
	in millions, except % amounts
Customer premises equipment	$202.1	$192.4	$38.8	$65.9	$240.9	$258.3
New Build & Upgrade	166.4	255.8	71.2	83.2	237.6	339.0
Capacity	128.5	150.3	37.0	40.6	165.5	190.9
Baseline	291.2	239.8	38.8	55.0	330.0	294.8
Product & Enablers	183.2	266.7	45.9	38.7	229.1	305.4
Total P&E Additions	971.4	1,105.0	$231.7	$283.4	$1,203.1	$1,388.4
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(519.2)	(601.9)
Assets acquired under capital leases	(34.6)	(29.6)
Changes in current liabilities related to capital expenditures	(103.2)	(69.7)
Total capital expenditures, net(ii)	$314.4	$403.8

Capital expenditures, net:
Third-party payments	$340.8	$451.6
Proceeds received for transfers to related parties(iii)	(26.4)	(47.8)
Total capital expenditures, net	$314.4	$403.8

P&E Additions as % of revenue[5]	32.9%	37.0%

	Year ended December 31,
	2018	2017	2018	2017	2018	2017
	Continuing operations		Discontinued European Operations		Full Company
	in millions, except % amounts
Customer premises equipment	$930.3	$851.3	$243.3	$310.1	$1,173.6	$1,161.4
New Build & Upgrade	698.1	864.5	289.8	293.5	987.9	1,158.0
Capacity	434.3	512.9	129.6	113.0	563.9	625.9
Baseline	922.4	747.0	185.0	196.7	1,107.4	943.7
Product & Enablers	720.5	727.8	131.3	148.0	851.8	875.8
Total P&E Additions	3,705.6	3,703.5	$979.0	$1,061.3	$4,684.6	$4,764.8
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(2,175.5)	(2,336.2)
Assets acquired under capital leases	(102.4)	(106.7)
Changes in current liabilities related to capital expenditures	25.3	(10.6)
Total capital expenditures, net(ii)	$1,453.0	$1,250.0

Capital expenditures, net:
Third-party payments	$1,552.7	$1,586.5
Proceeds received for transfers to related parties(iii)	(99.7)	(336.5)
Total capital expenditures, net	$1,453.0	$1,250.0

P&E Additions as % of revenue[5]	31.0%	32.9%
______________________________

(i)
Amounts exclude related VAT of $80 million and $102 million during the three months ended December 31, 2018 and 2017, respectively, and $347 million and $387 million during the full year ended December 31, 2018 and 2017, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and the VodafoneZiggo JV.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended December 31,		%	Rebased
	2018	2017[5]	Change	% Change

Liberty Global	$60.18	$60.81	(1.0%)	2.0%
U.K. & Ireland (Virgin Media)	£51.71	£50.73	1.9%	2.0%
Belgium (Telenet)	€57.11	€55.18	3.5%	3.5%
UPC	€37.57	€37.63	(0.2%)	(1.3%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		%	Rebased
	2018	2017[5]	Change	% Change
Liberty Global:
Including interconnect revenue	$18.19	$19.95	(8.8%)	(1.4%)
Excluding interconnect revenue	$14.49	$15.68	(7.6%)	(1.3%)

	Consolidated Operating Data — December 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	14,417,300	14,410,300	5,509,400	—	3,872,000	—	3,872,000	5,224,600	4,571,200	13,667,800	3,039,500
Belgium	3,350,700	3,350,700	2,115,000	201,200	1,738,700	—	1,939,900	1,657,800	1,256,100	4,853,800	2,731,000
Switzerland(v)	2,338,200	2,338,200	1,115,800	437,200	645,800	—	1,083,000	700,300	519,600	2,302,900	146,300
Ireland	923,000	890,500	437,200	4,500	266,600	—	271,100	375,700	352,300	999,100	81,500
Poland	3,463,800	3,408,900	1,447,800	180,500	1,042,700	—	1,223,200	1,175,200	654,300	3,052,700	3,200
Slovakia	613,900	599,100	194,100	27,700	142,300	—	170,000	136,800	84,400	391,200	—
Total continuing operations	25,106,900	24,997,700	10,819,300	851,100	7,708,100	—	8,559,200	9,270,400	7,437,900	25,267,500	6,001,500

Discontinued European Operations:
Germany	13,136,200	13,060,200	7,175,900	4,675,500	1,607,500	—	6,283,000	3,615,500	3,380,800	13,279,300	283,300
Romania	3,153,800	3,118,000	965,900	222,000	698,600	—	920,600	592,400	573,300	2,086,300	—
Hungary	1,828,000	1,810,600	862,900	68,300	623,600	—	691,900	694,400	677,100	2,063,400	109,900
Czech Republic	1,549,100	1,529,300	616,400	170,300	369,200	—	539,500	506,100	194,000	1,239,600	—
DTH	—	—	780,800	—	—	780,800	780,800	11,200	11,200	803,200	—
Total Discontinued European Operations	19,667,100	19,518,100	10,401,900	5,136,100	3,298,900	780,800	9,215,800	5,419,600	4,836,400	19,471,800	393,200

	Subscriber Variance Table - December 31, 2018 vs September 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	92,700	97,500	9,500	—	(29,400)	—	(29,400)	21,700	30,500	22,800	8,300
Belgium	9,000	9,000	(20,700)	(8,500)	(17,800)	—	(26,300)	(8,700)	(19,400)	(54,400)	1,900
Switzerland(v)	10,600	10,600	(32,000)	(20,600)	(10,900)	—	(31,500)	(12,100)	(5,000)	(48,600)	8,500
Ireland	10,900	11,500	(500)	(2,000)	2,400	—	400	600	(300)	700	9,100
Poland	33,000	33,700	16,900	800	9,600	—	10,400	21,700	10,400	42,500	(100)
Slovakia	2,100	2,100	700	600	900	—	1,500	1,600	1,400	4,500	—
Total continuing operations	158,300	164,400	(26,100)	(29,700)	(45,200)	—	(74,900)	24,800	17,600	(32,500)	27,700

Discontinued European Operations:
Germany	53,000	53,200	—	1,500	(19,700)	—	(18,200)	41,700	41,500	65,000	(2,200)
Romania	7,400	7,500	(9,200)	(14,300)	6,000	—	(8,300)	(500)	5,500	(3,300)	—
Hungary	11,400	11,500	4,300	(4,500)	6,800	—	2,300	6,300	11,600	20,200	6,600
Czech Republic	5,300	5,400	600	(2,300)	5,000	—	2,700	2,800	9,300	14,800	—
DTH	—	—	6,600	—	—	6,600	6,600	200	200	7,000	—
Total Discontinued European Operations	77,100	77,600	2,300	(19,600)	(1,900)	6,600	(14,900)	50,500	68,100	103,700	4,400

	Subscriber Variance Table - December 31, 2018 vs September 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	92,700	97,500	9,500	—	(29,400)	(29,400)	21,700	30,500	22,800	8,300
Belgium	9,000	9,000	(20,700)	(8,500)	(17,800)	(26,300)	(8,700)	(19,400)	(54,400)	1,900
Other Europe	56,600	57,900	(14,900)	(21,200)	2,000	(19,200)	11,800	6,500	(900)	17,500
Total Organic Change	158,300	164,400	(26,100)	(29,700)	(45,200)	(74,900)	24,800	17,600	(32,500)	27,700

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 194,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 76,300 subscribers who have requested and received this service.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 149,500 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2018, our mobile subscriber count included 489,400 and 376,700 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2018, Switzerland’s partner networks account for 126,200 Cable Customer Relationships, 298,400 RGUs, which include 107,000 Enhanced Video Subscribers, 109,000 Internet Subscribers, and 82,400 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]	Based on December 31, 2018 balances and including certain other debt items, including vendor financing and capital leases.

[2]	Convenience translation based on USD/CHF spot rate of 1.00.

[3]
The term "Full Company" includes our continuing operations and our Discontinued European Operations, which is the basis (i) on which analyst consensus estimates for our key performance indicators are currently derived and on which we originally provided our 2018 guidance for OCF, Adjusted FCF and Property and Equipment Additions and (ii) that we use to calculate our respective leverage ratios for debt covenant compliance purposes. We present OCF, Adjusted FCF and Property and Equipment Additions on a Full Company basis in order to allow readers to track our performance against analyst consensus estimates and our original 2018 guidance, as applicable.

[4]
On December 29, 2017, the former LiLAC Group was split-off into a separate public company. On May 9, 2018, we agreed to sell our operations in Germany, Hungary, Romania and the Czech Republic and on December 21, 2018, we agreed to sell the operations of UPC DTH. On July 31, 2018, we sold our operations in Austria. As a result of the foregoing, the former LiLAC Group and our operations in Germany, Austria, Hungary, Romania, the Czech Republic and UPC DTH have all been accounted for as discontinued operations in our 10-K. Unless otherwise indicated, the information in this release relates only to our continuing operations. For additional information regarding our discontinued operations, see note 6 to the consolidated financial statements included in our 10-K.

[5]
Effective January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), on a prospective basis. All applicable 2017 amounts in this release are presented on a pro forma basis that gives effect to the adoption of ASU 2014-09 as if such adoption had occurred on January 1, 2017. In addition, on January 1, 2018, we adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the 2017 periods in this release have been retrospectively revised to reflect the impact of ASU 2017-07. For additional information regarding these accounting changes, see note 2 to the consolidated financial statements included in our 10-K.

[6]
Reflects estimated cash proceeds, as of announcement date of the respective transactions, from pending disposals to Vodafone ($12.1bn), Sunrise ($2.6bn) and M7 ($0.2bn) (at December 31, 2018 fx rates) and $1.1bn from the already closed UPC Austria disposal, after the repayment of debt that we attributed to UPC Austria.

[7]
The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.

[8]	Absolute 2018 U.S. dollar guidance figures based on FX rates as of February 13, 2018; EUR/USD 1.23; USD/GBP 1.38.

[9]	Represents our fair value and equity method investments (excluding the VodafoneZiggo JV) at December 31, 2018, adjusted for the value of our share collars on Lionsgate and ITV plc.

[10]
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 19 to the consolidated financial statements included in our 10-K.

[11]	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

[12]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[13]
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios on a Full Company basis, with the gross and net debt ratios defined as total debt and net debt, respectively, divided by annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc and Lions Gate Entertainment Corp. We have not presented leverage ratios on a continuing operations basis as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions. For additional information, see the details of our pro forma Adjusted FCF within the Glossary and note 6 to the consolidated financial statements included in our 10-K.

The following table details the calculation of our Full Company consolidated debt and net debt to annualized consolidated OCF ratios as of and for the quarter ended December 31, 2018:

As of and for the quarter ended December 31, 2018
in millions, except ratios

Consolidated Debt to Annualized Consolidated OCF:
Debt and capital lease obligations before deferred financing costs, discounts and premiums	$39,876.2
Principal related projected derivative cash payments	(1,433.7)
ITV Collar Loan	(1,379.6)
Lionsgate Collar Loan	(82.9)
Adjusted debt and capital lease obligations before deferred financing costs, discounts and premiums	$36,980.0

Annualized quarterly OCF	$7,422.8
Consolidated debt to annualized consolidated OCF ratio	5.0

Consolidated Net Debt to Annualized Consolidated OCF:
Adjusted debt and capital lease obligations before deferred financing costs, discounts and premiums	$36,980.0
Cash and cash equivalents	(1,486.7)
Adjusted net debt and capital lease obligations before deferred financing costs, discounts and premiums	$35,493.3

Annualized quarterly OCF	$7,422.8
Consolidated net debt to annualized consolidated OCF ratio	4.8

[14]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[15]
Our aggregate unused borrowing capacity of $2.5 billion represents the maximum undrawn commitments under the applicable facilities of our continuing operations without regard to covenant compliance calculations. Upon completion of the relevant December 31, 2018 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the borrowing capacity of our continuing operations will continue to be $2.5 billion.

Glossary

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted Free Cash Flow (FCF): net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding the changes to our Adjusted Free Cash Flow that we expect will occur following the sale of the Discontinued European Operations, we also present Adjusted Free Cash Flow on a pro forma basis for three months and year ended December 31, 2018 as if the sale of the Discontinued European Operations had been completed on January 1, 2018.

	Three months ended December 31,
	2018	2017(i)	2018	2017(i)	2018	2017(i)
	Continuing operations		Discontinued European Operations		Full Company
	in millions

Net cash provided by operating activities of our continuing operations	$1,277.5	$1,003.1	$485.2	$489.8	$1,762.7	$1,492.9
Cash payments for direct acquisition and disposition costs	9.0	1.8	0.1	—	9.1	1.8
Expenses financed by an intermediary(ii)	459.8	391.3	136.5	48.5	596.3	439.8
Capital expenditures, net	(314.5)	(403.7)	(128.2)	(172.0)	(442.7)	(575.7)
Principal payments on amounts financed by vendors and intermediaries	(340.0)	(387.6)	(155.7)	(108.9)	(495.7)	(496.5)
Principal payments on certain capital leases	(13.9)	(17.2)	(2.9)	(2.7)	(16.8)	(19.9)
Adjusted FCF	1,077.9	$587.7	$335.0	$254.7	$1,412.9	$842.4

Pro forma adjustments for sale of the Discontinued European Operations related to:
Interest and derivative payments(iii)	4.1
Transition services agreements(iv)	39.8
Pro forma Adjusted FCF(v)	$1,121.8

	Year ended December 31,
	2018	2017(i)	2018	2017(i)	2018	2017(i)
	Continuing operations		Discontinued European Operations		Full company
	in millions

Net cash provided by operating activities of our continuing operations	$3,985.0	$3,442.7	$1,978.1	$1,691.5	$5,963.1	$5,134.2
Cash payments for direct acquisition and disposition costs	23.0	8.7	0.1	—	23.1	8.7
Expenses financed by an intermediary(ii)	1,883.7	1,343.9	392.1	163.0	2,275.8	1,506.9
Capital expenditures, net	(1,453.0)	(1,250.0)	(517.2)	(703.1)	(1,970.2)	(1,953.1)
Principal payments on amounts financed by vendors and intermediaries	(4,258.0)	(2,721.5)	(551.6)	(337.8)	(4,809.6)	(3,059.3)
Principal payments on certain capital leases	(72.9)	(78.6)	(12.1)	(8.0)	(85.0)	(86.6)
Adjusted FCF	107.8	$745.2	$1,289.4	$805.6	$1,397.2	$1,550.8

Pro forma adjustments for sale of Discontinued European Operations related to:
Interest and derivative payments(iii)	91.7
Transition services agreements(iv)	189.2
Pro forma Adjusted FCF(v)	$388.7
_______________

(i)	Adjusted free cash flow for the three months and year ended December 30, 2017 has been restated to reflect our January 1, 2018 adoption of ASU 2016-18, Restricted Cash.

(ii)
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(iii)
No debt, interest expense or derivative instruments of the UPC Holding borrowing group, other than with respect to certain borrowings that are direct obligations of the entities to be disposed, has been allocated to discontinued operations in the consolidated financial statements that are included in our 10-K. Notwithstanding the foregoing, we expect to use proceeds from the dispositions of the Vodafone Disposal Group and UPC DTH, and have used proceeds from the July 31, 2018 sale of UPC Austria, to repay debt of the UPC Holding borrowing group to the extent necessary to maintain a leverage ratio that is approximately four to five times UPC Holding's Covenant EBITDA. As a result, this pro forma adjustment represents the estimated interest and related derivative payments that would not have been made by UPC Holding if the sale of the Discontinued European Operations had been completed on January 1, 2018. These estimated payments are calculated based on the Discontinued European Operation's pro rata share of UPC Holding's OCF and UPC Holding's aggregate interest and derivative payments during the applicable period. Although we believe that these estimated payments represent a reasonable estimate of the reduction in annual interest and related derivative payments that will occur as a result of the sale of the Discontinued European Operations, no assurance can be given that the actual debt repayments will result in reductions equivalent to the amounts presented. No pro forma adjustments are required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments are direct obligations of entities within the Vodafone Disposal Group. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iv)
Represents our preliminary estimate of the net cash flows that we would have received from transition services agreements if the sale of the Discontinued European Operations had occurred on January 1, 2018. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transition services agreements during the first 12 months following the completion of the sale of the Discontinued European Operations, less the estimated incremental costs that we expect to incur to provide such transition services.

(v)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued European Operations had been completed on January 1, 2018. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended December 31,				Year ended December 31,
	2018		2017[3]		2018		2017[3]
	Continuing operations	Full Company	Continuing operations	Full Company	Continuing operations	Full Company	Continuing operations	Full Company
	in millions

Operating income	$252.4	$781.2	$145.6	$479.5	$839.1	$2,776.8	$760.5	$1,886.2
Share-based compensation expense	75.0	79.5	60.4	63.9	206.0	221.2	162.2	174.0
Depreciation and amortization	924.0	929.1	1,064.0	1,333.7	3,858.2	4,238.0	3,790.6	4,857.0
Impairment, restructuring and other operating items, net	50.2	65.9	19.5	20.5	248.2	278.3	79.9	107.2
Total OCF	$1,301.6	$1,855.7	$1,289.5	$1,897.6	$5,151.5	$7,514.3	$4,793.2	$7,024.4

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

Property and equipment additions (P&E Additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.